RÉPUBLIQUE DE GUINÉE

ROYALTY
AND
PRODUCTION SHARING
AGREEMENT
BETWEEN

THE REPUBLIC OF GUINEA

AND

USOil Corporation

INTERNAL TRANSLATION

			Page

ARTICLE 1	:	DEFINITIONS	4

ARTICLE 2	:	NATURE AND OBJECT OF THE CONTRACT	6

ARTICLE 3	:	DURATION OF THE CONTRACT	7

ARTICLE 4	:	EXPLORATION WORK AND EXPENDITURE OBLIGATIONS	9

ARTICLE 5	:	SURRENDERS	11

ARTICLE 6	:	APPRAISAL OF A DISCOVERY	11

ARTICLE 7	:	DEVELOPMENT AND PRODUCTION	13

ARTICLE 8	:	NATURAL GAS	15

ARTICLE 9	:	ANNUAL WORK PROGRAMMES AND PETROLEUM OPERATIONS MANAGEMENT COMMITTEE	16

ARTICLE 10	:	PREFERENCE TO LOCAL PERSONNEL AND SUBCONTRACTORS	18

ARTICLE 11	:	CONTRACTOR'S OBLIGATIONS IN THE CONDUCT OF PETROLEUM OPERATIONS	29

ARTICLE 12	:	CONTRACTOR’S RIGHTS IN THE CONDUCT OF PETROLEUM OPERATIONS	21

ARTICLE 13	:	RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING	22

ARTICLE 14	:	VALUATION OF PETROLEUM	24

ARTICLE 15	:	STATE PARTICIPATION	25

ARTICLE 16	:	TAXATION	27

ARTICLE 17	:	OBLIGATION TO SUPPLY DOMESTIC CONSUMPTION	28

ARTICLE 18	:	SUPERVISION AND INSPECTION OF PETROLEUM OPERATIONS	29

ARTICLE 19	:	INFORMATION AND REPORTS	30

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

CONTRACT

BETWEEN

The Republic of Guinea, hereinafter referred to as the 'Government', represented for the purposes of this Contract by the Ministre-Directeur du Cabinet Particulier du President de la Republic de Guinee
On the one hand,

AND

US Oil Corp., a corporation incorporated under the laws of the State of Texas, and having its office in Houston, hereinafter referred to as Contractor, and represented for the purposes of this Contract by Mr. Dinesh Shukla, its president, hereinafter referred to either collectively or individually as the “Contractor”,
On the other hand,

WITNESSETH:

WHEREAS, the Government wishes to promote the exploration and exploitation of Petroleum within the territory of the Republic of Guinea to contribute to the economic development of the country;

WHEREAS, the Government, in order to carry out in the best technical and economic conditions the Petroleum exploration and exploitation operations concerning the Contract Area, wishes to contract the services of a qualified contractor;

WHEREAS, the Contractor represents that it has the technical competence and financial ability to perform the Petroleum Operations herein described, and wishes to carry out such Petroleum Operations under the terms and conditions of a royalty and production sharing contract pursuant to the provisions of the Petroleum Code;

NOW THEREFORE, the Parties hereby agree as follows:

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 1:	DEFINITIONS

The words used in this Contract shall have the following meanings;

1.1
“Calendar Year” means a period of twelve (12) consecutive months commencing with the first day of January and ending the last day of the following December.

1.2
“Contract Year” means a period of twelve (12) consecutive months commencing on the Effective Date or the anniversary date of the Effective Date.

1.3
“Barrel” means a quantity consisting of 158.984 liters at standard atmospheric pressure of 1.01325 bars and temperature of fifteen degrees centigrade (15 degree C).

1.4
“Petroleum Code” means the Ordinance N 119/PRG/86 of September 23, 1986 concerning the legal and fiscal regime of the exploration and exploitation of Petroleum as well as the regulations made thereunder.

1.5
“Contractor” means collectively or individuallyUSOil as well as any company to which rights and obligations may be transferred pursuant to Article 23 below.

1.6
“Contract” means this document and its appendices, as well as any extension or modification hereto which may be mutually agreed by the Parties in accordance with the provisions of Article 29 below.

1.7
“Petroleum Costs” means all costs and expenses incurred in carrying out the Petroleum Operations under this Contract.

1.8
“Effective Date” means the date on which this Contract comes into force and effect, as defined in Article 30 below.

1.9
“Commercial Discovery” means the discovery of a Petroleum field which has been duly evaluated in accordance with the provisions of the Article below, and which can be produced commercially after taking into account all technical and economic data.

1.10
“Dollar” means dollar of the United States of America.

1.11
“Natural Gas” means the dry and wet gas, whether or not associated with Crude Oil, as well as all gases produced in association with Petroleum.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

1.12
“Government” or “” means the Republic of Guinea.

1.13
“Petroleum” means Crude Oil and Natural Gas.

1.14
“Minister” means the Minister in charge of the Petroleum sector or his designated representative.

1.15
“Petroleum Operations” means the operations authorized under this Contract, related to the exploration, appraisal, development, production, transportation and sale of Petroleum, and includes Natural Gas processing operations as well as all necessary connected operations, but does not include refining and marketing of petroleum products.

1.16
“Parties” means the Government and the Contractor, and “Party” means either the Government or the Contractor.

1.17
“Exploitation Area” means that portion of the Contract Area delimited by a Commercial Discovery and defined pursuant to Article 7.2 below.

1.18
“Crude Oil” means all hydrocarbons that are produced in liquid state and at atmospheric pressure, at the wellhead, at the separator or after processing, asphalt, ozokerites and all other liquid hydrocarbons either in natural condition or obtained from Natural Gas by condensation or extraction, including inter alia (?) (Looks like byproducts, literally, products condensated between others) condensates and Natural Gas liquids.

1.19
“Delivery Point” means the FOB point at loading terminal of Crude oil or Natural Gas in the Republic of Guinea or any other point agreed upon by the Parties.

1.20
“Affiliated Company” means any company that directly or indirectly controls or is controlled by any entity constituting the Contractor, or any company that directly or indirectly controls or is controlled by a company or entity which itself directly or indirectly controls any entity constituting the Contractor. For the purposes of the foregoing definition, “Control” means the direct or indirect ownership by a company or any other entity of at least fifty percent (50%,) of the shares or interest forming the capital of another company or entity conferring upon the owner thereof a majority of voting rights exercisable at general meetings of that another Company or entity, or a participation giving a determining position in the management of another company or entity.

1.21
“Quarter” means a period of three (3) consecutive months commencing with the first day of January, April, July and October.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

1.22
“Contract Area” means the area described in Appendix A. It is understood that the zones given back by the Contractor will be considered as excluded from the Contract Area. Conversely, the exploitation zones will form an integral part of the Contract Area during the term of this contract. The Contract Area is represented by (?) a surface of {blank} as indicated by the map on Appendix A.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 2:	NATURE AND OBJECT OF THE CONTRACT

2.1
This Contract is a royalty and production sharing contract whereby the Government appoints the Contractor for rendering all the necessary services, on behalf of the Government, regarding the exploration for and, where applicable, the exploitation of Petroleum that may exist in the Contract Area.

The Contractor shall act, on a exclusive basis for the Government for the entire Contract Area, to conduct and carry out the Petroleum Operations. It shall supply all technical means technologies, equipment and materials as well as the personnel necessary for operations.

The Contractor shall bear, at its sole risk and expense, the full responsibility to finance the Petroleum Operations, subject to the provisions of Article 15 below.

In the event of a Commercial Discovery in the Contract Area, the production of Petroleum shall be, during the term of the exploitation period, shared between the Parties in accordance with the provisions of Article 13 below.

2.2
The object of this Contract is to define the terms and conditions under which the Contractor shall provide the Government with the services set forth in the Article above, as well as the respective rights and obligations of the Parties.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 3:	DURATION OF THE CONTRACT

3.1
This Contract shall consist of a First Exploration period and a Second Exploration period, and in respect of each Commercial Discovery, an exploitation period.

3.2
The First Exploration period shall be ONE Contract Year.

3.3
The Contractor shall begin the Petroleum exploration operations within two (2) months after the Effective Date.

3. 4
If the Contractor has fulfilled for the First Exploration period its work and expected expenditure obligations as set forth in Article 4 hereof, it shall obtain ipso jure a new Exploration period of two (2) Contract Years. For each renewal, he Contractor shall notify, in accordance with the provisions of the Petroleum Code, a justifiable application with the Minister at least two (2) months prior to the expiry of the First Exploration period.

3.5
In order to enable the Contractor to complete its work and expected expenditure obligations, the Minister will grant an extension to the Second Exploration period for a period not exceeding twelve(12) months, upon notification made by the Contractor at least two (2) months prior to the expiry of the Second Exploitation period.

3.6
In the event the contractor has completed its initial exploration work program, or before, if the Contractor believes exploration operations could be more beneficial, the contractor will commit to begin the second exploration period; to begin and to complete one (1) exploratory well and to undertake logging, testing and hook-up operations. To facilitate the Contractor in executing this work, the Minister will grant an extension to the second exploration period, for a period not to exceed four (4) years, upon notification made by the contractor at least two (2) months prior to the end of that exploration period.

In the event a Petroleum discovery is made during this Second Exploration period and the remaining period of validity is insufficient to allow the Contractor to undertake the appraisal of that discovery, such exploration period shall, upon application by Contractor, be extended for the time necessary to the completion of that work. Such extension shall not exceed a period of twelve(12) months.

3.7
Subject to the provisions of Article 24 below, this Contract shall expire two years after the end of the second exploration period and all of the relevant extensionsfor the entirety of the Contract Area, with the exception of the Exploitation Area(s), each being defined as a contiguous area of 50 Kilometers by 50 Kilometers, to be designated by the Contractor following exploration and based on information furnished from the exploratory well.

3.8
Following the determination by the Contractor of the commercial viability of a discovery, the exploitation period with respect to that Commercial Discovery shall commence upon the date of adoption of the development plan in accordance with the provisions of Article 3.7 below and shall expire thirty five (35) years following that date.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

However, where the Contractor at the expiry of that exploitation period considers and demonstrates to the Minister that the field is able to continue to produce commercially, said exploitation period shall be extended up to a maximum of five (5) years.

3.9
The Contractor shall have the right to drill more wells in the Exploitation area during the Exploitation period and where there is more than one Commercial Discovery, each of them shall have a different exploitation period.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 4:	EXPLORATION WORK AND EXPENDITURE OBLIGATIONS

4.1
The Contractor shall pay two hundred fifty thousand US Dollars (US$ 250,000) to the Republic of Guinea as a fee for access the seismic data at the beginning of the first exploration period and no later than ninety (90) days from the date that the present contract takes effect.

4.2
The Contractor shall carry out the following minimum exploration work and expected expenditures:

(a)	during the First Exploration period:

(i)	Data evaluation, reinterpretation and reprocessing seismic data, as may be needed;
(ii)	A 3D survey or a topographical and seismic study of the field over 4000 Kilometers will be conducted to determine location of initial exploratory well;
(iii)	Estimated expenditure for the above is SixMillion Dollars ($6,000,000.00).

(b)	during the Second Exploration period the Contractor:

(i)	Should drill a minimum of One exploratory well with expected expenditure of $Ten Million Dollars ($10,000,000.00) each.
(ii)	Could acquire new additional seismic data (optional by Contractor)

(c)	During the exploitation period, the Contractor should:

(i)	Notify the appropriate minister of all of the effective discoveries in the granted area
(ii)	Pay to the Republic of Guinea One Million US Dollars (US $ 1,000,000.00) towards the grant of a permit covering a perimeter of 50 km x 50 km for exploitation,
(iii)	Accomplish the work defined by articles 6 and 7.

4.3
If the Contractor fails to fulfill the obligations set forth in Article 4.2(a), then this contract will become automatically null and void.

4.4
Each exploratory well set forth in this Article shall be drilled to a minimum depth of 2500 meters. However, the Contractor may, after prior notice to the Minister, discontinue an exploratory well at a lesser depth than initially specified for one of the following reasons:

-    (a) the basement is encountered at a lesser depth than the minimum contractual depth;

-    (b) Continuation of drilling represents a manifest danger due to the existence of abnormal formation pressure;

-    (c) Petroleum formations are encountered, the penetration of which requires the placement of casings for protection, and thus, prevents reaching the minimum contractual depth.

In the event that any of the above reasons exists, the exploratory well in question shall be deemed to have been drilled to the minimum contractual depth.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

For the purposes of this Article, a well drilled under an appraisal work program shall not be considered as an exploratory well and shall not relieve the Contractor of the corresponding work obligations.

4.5
The Contractor can carry out, either during the First exploration period or during the Second exploration period, exploration works in excess of the minimum work obligations.

4.6
The expected exploration expenditure obligations set forth in Article 4.1 above are expressed in constant Dollars.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 5:	SURRENDERS

5.1
The Contractor shall surrender the entire exploration area, with the exception of a 50 kilometer by 50-kilometer area, to be designated by the Contractor at the expiry of Second Exploration period or at the beginning of the exploitation period.

5.2
For the purposes of Article 5.1 above:

(a)
each 50km x 50 km area granted to the Contractor as an exploitation area will be returned to the Government according to the provisions of Articles 3.8 and 3.9;

(b)
The surrendered area(s) shall consist of limited number of areas of a simple geometrical shape, as determined previously by the Contractor.

5.3
The Contractor will surrender the total Exploration area and discharge all its rights regarding any areas if there is no petroleum activity {on them}?over a consecutive period of six months during the first and second exploration periods.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 6:	APPRAISAL OF A DISCOVERY

6.1
The Contractor shall forthwith notify the Minister of any Petroleum discovery made within the Contract Area and shall supply the Minister with all information related to such discovery.

6.2
lf the Contractor decides to appraise the discovery above-mentioned, it shall notify the Petroleum Operations Management Committee defined in Article 9.2 below, of the detailed appraisal work program and the corresponding budget for such discovery. The provisions of Article 9.5 below shall apply mutatis mutandis to that appraisal work program as regards its adoption by the Minister.

6.3
After adoption of the appraisal work program and the corresponding budget, the Contractor shall carry out such works with due diligence and in accordance with the established program.

6.4
Within two (2) months after the appraisal works are completed, the Contractor shall supply the Minister with a report establishing whether the discovery is commercial and including all information related to the technical and economic characteristics of such discovery.

6.5
If the Contractor has not commenced the appraisal works for a Petroleum discovery within two (2) years from the date of notice of such discovery to the Minister, or if the Contractor does not consider a discovery as commercial within eighteen (18) months from the completion date of the appraisal work, the Minister, at his discretion, may require the Contractor to relinquish all its rights in respect of the area of the discovery. In such a case, the Contractor shall lose the rights on the Petroleum produced from only this discovery and any areas surrendered in this manner will reduce the areas which are required to be abandoned under Article 5 above.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 7:	DEVELOPMENT AND PRODUCTION

7.1
If the Contractor considers a discovery to be a Commercial Discovery, it shall, within six (6) months from the completion of the appraisal work mentioned in Article 6.4 above, notify to the Petroleum Operations Management Committee referred to in Article 9.2 below the development plan concerning such Commercial Discovery.

7.2
The development plan submitted by the Contractor shall, inter alia, contain:

(a)	the preliminary definition of the Exploitation Areas related to the discovery covering the Commercial Discovery;
(b)	an estimate of the recoverable reserves and production profile;
(c)	the work necessary for the exploitation of the fields such as the number of wells, the facilities required for the production, treatment, storage and transportation of Petroleum;
(d)	an estimate of the duration of the above-mentioned work;
(e)	an estimate of the investment required for development and operating costs;
(f)	an economic study supporting the commercial nature of the discovery.

The Contractor shall determine the commercial nature of a discovery, provided that the above-mentioned economic study demonstrates the commercial nature of that discovery. A discovery may be declared as commercial by the Contractor if, after taking into account the contractual provisions and the submitted development plan, the forecast of income and expenses prepared in accordance with the standards used in the international petroleum industry confirm its commerciality.

7.3
Within sixty (60) days from the notification of the development plan to the Petroleum Operations Management Committee; the latter may notify the Contractor of revisions or changes to that development plan. The Contractor will endeavor to include said revisions or changes in accordance with good international petroleum industry practice.

No later than thirty (30) days after the expiry of the time period referred to above, the Contractor shall submit the development plan to the Minister, for its adoption within thirty (30) days.

The date of adoption of the development plan shall be the date of notice given by the Minister. If the Minister fails to give such notice within the thirty (30) days’ period, the development plan submitted by the Contractor shall be deemed adopted at the date of expiry of said period.

7.4
The Contractor shall commence the physical development works on the field within six (6) months after the date of adoption of the development plan and shall continue them with due diligence.

7.5
No later than three (3) months prior to the end of each Calendar Year, the Contractor shall notify the Petroleum Operations Management Committee of the annual development program, and, as the case may be, the annual production program relating to each Exploitation Area, for the following Calendar Year. The provision of Article 9.5 below shall apply mutatis mutandis to the annual development and production program as regards their adoption by the Minister.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

7.6
During the Exploitation period of a field, the Contractor shall produce annually reasonable quantities of Petroleum from said field in accordance with good international petroleum industry practice and taking into consideration, inter alia, the rules for the proper conservation of fields and the optimal recovery of Petroleum reserves under economic conditions.

7.7
The suspension of production of a field during a continuous period of at least twelve (12) months, decided by the Contractor without the agreement of the Government, may result in the termination of this Contract pursuant to the provisions of Article 24.5 below.

7.8
Where a field extends beyond the boundaries of the Contract Area, the Minister may, as the case may be, require the Contractor to exploit said field in association with the contractor of the adjacent contract area under the provisions of a unitization agreement.

Within six (6) months following the Minister’s request, the Contractor shall notify the Minister of the development plan relating to the Commercial Discovery that shall be prepared in agreement with the contractor of the adjacent contract area.

If the development plan is not submitted to the Minister within the above-mentioned time period, or if the Minister does not adopt such plan, the latter will prepare a development plan in accordance with good international petroleum industry practice. Said plan shall be adopted by the Contractor, provided that the conditions imposed by the Minister do not reduce the economic profitability of the Contractor as arising from this Contract, and do not require more capital than normally the Contractor would contribute in the conduct of the Petroleum Operations.

7.9
The Contractor shall measure, in a point mutually agreed by the Parties, all Petroleum produced, after extraction of associated water and foreign substances, by using, after notification by the Minister, the measurement appliances and methods customarily used in the international petroleum industry. Pursuant to the provisions of Article 18 below, the Minister shall have the right to examine such measurements and to inspect the appliances and methods used.

If during the Exploitation the Contractor wishes to modify said appliances and methods, it shall notify the Minister.

Where the appliances and methods used therefore have caused an overstatement or understatement of measured quantities, the error shall be deemed to have existed since the date of the last calibration of the measurement device, unless the contrary may be justified, and an appropriate adjustment shall be made for the period said error has existed.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 8:	NATURAL GAS

8.1
The provisions of this Contract shall apply mutatis mutandis to Natural Gas, subject to the specific provisions set forth below.

8.2
In order to enable the Contractor to establish the commercial nature of a non-associated Natural Gas discovery duly evaluated in accordance with the provisions of Article 6 above, the exploration period shall be, upon Contractor’s application, extended for the time period necessary to establish the commercial nature, provided that such extension shall only be with respect to the area of the discovered Natural Gas Field.

8.3
Any associated Natural Gas production, which, in the opinion of the Contractor, cannot be utilized in Petroleum Operations, or economically, reinjected or sold, may be flared.

8.4
If the Contractor decides to flare associated Natural Gas, or if the Contractor decides not to exploit a non-associated Natural Gas discovery, the Government may produce, process and dispose of said Natural Gas, without any compensation to the Contractor.

In such a case, the Government shall bear all costs and risks related to the production, processing and disposal of said Natural Gas.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 9:	ANNUAL WORK PROGRAMS AND PETROLEUM OPERATIONS MANAGEMENT COMMITTEE

9.1
The Contractor shall carry out all Petroleum Operations during any Calendar Year according to the annual work program and the corresponding budget with respect to that Calendar Year.
The annual work program and budgets referred to above shall itemize the exploration, appraisal, development and production activities, and shall be submitted to the Minister in accordance with the provisions of the following Articles.

9.2
In order to ensure the timely notice of Petroleum Operations, a Petroleum Operations Management Committee shall be set up on the Effective Date.

That Committee shall consist on one hand, of three (2) representatives from the Ministry, and, on the other hand, of two (2) representatives from the Contractor.

That Committee shall be chaired by a representative of the Contractor for a two year term followed by a Ministry representative for a two year term and henceforth in this sequence. The Committee shall meet upon a reasonable request made by its chairman. Unless otherwise agreed by the Parties, the Committee shall meet in Conakry.

9.3
Within two (2) months from the Effective Date, the Contractor shall notify the Petroleum Operations Management Committee of the annual work program and the corresponding budget for the remaining period of the current Calendar Year.

9.4
For the following Calendar Year, the Contractor shall submit to the Petroleum Operations Management Committee no later than two (2) months prior to the expiry of each Calendar Year, the annual work program and the corresponding budget related to the following Calendar Year.

9.5
Within fifteen (15) days from the submission of the annual work program and budget to the Petroleum Operations Management Committee, the latter may advise the Contractor of revisions or changes to such program or budget. The Contractor may endeavor to include said revisions or changes in accordance with good international petroleum industry practice.

No later than thirty (30) days after the expiry of the above-mentioned time period, the Contractor shall convey to the Minister, for its adoption within fifteen (15) days, the annual work program and the corresponding budget.

The date of adoption of the annual work program and the corresponding budget shall be the date of notice given by the Minister.

If the Minister fails to give such notice within the fifteen (15) days’ period, the annual work program and the corresponding budget submitted by the Contractor shall be deemed to have been adopted at the date of expiry of said period.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

9.6
After the adoption of the annual work program and budget by the Minister, the Contractor may make such changes to that program and budget as would be necessary for the Petroleum Operations and duly accounted for, provided that the fundamental objectives of said program are not modified. Such possible changes shall be timely communicated to the Minister.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 10:	PREFERENCE TO LOCAL PERSONNEL AND SUBCONTRACTORS

10.1
From the commencement of Petroleum Operations, the Contractor shall:

(a)
give preference to the employment of qualified Guinean personnel as needed in Petroleum Operations;

(b)
contribute to the training of those personnel in order that they may have access to any position of skilled workers, foremen, executives and directors.

10.2
At the end of each year, the Contractor shall prepare and deliver to the Minister a recruitment program concerning Guinean personnel for the following years with a view to increasing the participation of Guinean personnel in Petroleum Operations.

10.3
In order to promote employment of Guinean personnel, at the end of each year, the Contractor shall establish and apprise the Minister of its training program for Guinean citizens forthe following year.

The training program may, inter alia, include the participation of Guinean citizens to courses or training periods organized either in the Republic of Guinea or abroad, by the Contractor or third parties, as well as the granting of scholarships abroad.

10.4
The Contractor and its subcontractors shall give preference to products and equipment available in the Republic of Guinea, provided that such goods are competitive in price, quality, quantities, and timelines of delivery and terms of payment, with imported goods.

10.5
The Contractor and its subcontractors shall give preference to Guinean enterprises for all service, construction or supply contracts, provided that such services ere competitive in price, quality, quantities, timelines of delivery and terms of payment, with imported services.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 11:	CONTRACTOR’S OBLIGATIONS IN THE CONDUCT OF PETROLEUM OPERATIONS

11. 1
The Contractor shall undertake and carry out Petroleum Operations in accordance with the provisions of this Contract.

11.2
The Contractor shall carry out Petroleum Operations diligently and in accordance with good international petroleum industry practice.

11.3
The Contractor, in carrying out Petroleum Operations, shall use standard methods and technologies customarily used in the international petroleum industry and shall take all measures intended to prevent environment pollution.

In particular, the Contractor shall:

(a)ensure that all facilities and equipment used in Petroleum Operations

(b) are in good order and correctly kept in good repair;

(c)
prevent water from entering any Petroleum bearing strata except where enhanced recovery methods by means of water injection are used;

(d)
avoid losses and discharges of Petroleum produced as well as losses and discharges of mud or any other product used in Petroleum Operations:

(e)
prevent Petroleum produced and substances used in Petroleum Operations from contaminating water bearing strata;

(f)
store Petroleum produced in facilities constructed for that purpose, and not store Petroleum in earthen reservoir, except temporarily in an emergency.

11.4
All work and facilities erected by the Contractor under this Contract shall, according to their nature and the circumstances, be built, indicated and marked out so as to allow at any time free and safe passage to navigation and, without prejudice to the foregoing, the Contractor shall, in order to facilitate navigation, install and keep in good repair sound or optical devices approved by the appropriate Guinean authorities.

11.5
In the event that the Contractor consists of several enterprises, the obligations and liabilities of those enterprises under this Contract are joint and several.

The joint operating agreement between those enterprises shall be forthwith submitted to the Minister.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

11.6
For the purposes of the Petroleum Operations, the Contractor shall set up an office in the Republic of Guinea and appoint a representative in charge of the supervision of Petroleum Operations.

11.7
The Contractor shall take out, and cause to be taken out by its subcontractors, withrespect to Petroleum Operations, all insurance of the type and for such amounts in accordance with good international petroleum industry practice, including, inter ala, third party liability insurance and insurances to cover damage to property, installations, equipment and materials, without prejudice to such reasonable insurance as may be required under Guinean law.

11.8
On the expiration, surrender or termination date of this Contract with respect to all or part of the Contract Area, the Contractor shall transfer at no cost to the Government the ownership of installations, equipment and material and data used in connection with the Petroleum Operations carried out in the area so surrendered, and located either within or outside said area, except where those facilities, equipment and material are used by the Contractor for other petroleum operations in the Republic of Guinea.

Such transfer of ownership shall cause the termination of any security or surety related to those facilities, equipment and material, or which those items constitute.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 12:	CONTRACTOR’S RIGHTS IN THE CONDUCT OF PETROLEUM OPERATIONS

12.1
Subject to the laws and regulations in force and according to the provisions of this Contract, the Contractor shall have the right to take all measures and all actions, within or outside the Contract Area, which are necessary for the carrying out of Petroleum Operations, within and without the Contract Area.

12.2
The Contractor shall have the right, on its own responsibility, to use qualified subcontractors in order to undertake Petroleum Operations.

12.3
Subject to the provisions of the Petroleum Code, the employees and agents of the Contractor and its subcontractors shall have the right to enter into any place located within the Contract Area for conducting Petroleum Operations. However, other persons may be authorized by the government to enter the Contract Area to conduct mining work, among other things, except for any Petroleum exploration and exploitation activity, provided that said authorizations shall not interfere with the carrying out of Petroleum Operations.

12.4
The Contractor may, in accordance with the regulations in force:

(a)
use stones, sand, clay, gypsum, limestone and other analogous substances needed for Petroleum Operations;

(b)
use water needed for Petroleum Operations, provided that the persons or livestock watering places are not deprived of the water supply.

12.5
With authorization of the Minister, the Contractor shall have the right to build, within or outside the Contract Area, all facilities, works and buildings necessary to carry out Petroleum Operations, such as roads, conveyances, communication facilities, pipelines, storage facilities or port facilities. Said authorization shall not be unreasonably withheld but may, however, be subject to the availability of such facilities to third parties in the event they are not used to capacity by the Contractor, provided that such use shall not interfere with the carrying out of Petroleum Operations.

12.6
Except otherwise specifically provided in this Contract, no restriction shall be made to the entry, stay, displacement right, employment and repatriation of persons employed by the Contractor and its subcontractors and their families.

The Government shall facilitate the issue and renewal at visas and residence permits for said employees and their families.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 13:	RECOVERY OF PETROLEUM COSTS AND PRODUCTION SHARING

13.1
Following the date of initial production for each field, the Contractor shall pay to the Government a royalty of 15% based on the valuation of the petroleum products.

13.2
The Contractor shall have the unrestricted right to receive, each Calendar Year, for the purposes of recovery of Petroleum Costs, a maximum share of fifty percent (50%) of the production from the Contract Area not lost or used in Petroleum Operations.

13.3
Petroleum Costs shall be recoverable as follows:

(a)
Petroleum Costs incurred during the execution of Petroleum Operations relative to the Contract Area, with the exception of Capital Expenditures, as defined in Appendix B {there is no Appendix B},which shall be recoverable either in the Calendar Year in which these Petroleum Costs are incurred or in the Calendar Year in which the first Commercial Discovery in the Contract Area is put into production, whichever is the later.

(b)
Capital Expenditures incurred relative to each Exploitation Area shall be recoverable at an accelerated depreciation rate. Recovery of Capital Expenditures related to an Exploitation Area shall commence either in the Calendar Year in which expenditure is incurred or in the Calendar Year in which production from said Petroleum Area commences, whichever is the later.

(c)
To the extent that, in a Calendar Year, recoverable Petroleum Costs exceed the value of the percentage set forth in Article 13.2 above, the excess shall be carried forward in the next succeeding years until said Petroleum Costs are fully recovered.

13.4
After determination of the share of Petroleum production allocated to recovery of Petroleum Costs by the Contractor pursuant to the provisions of Article 13.1, 13.2 and 13.3 above, the Contractor shall receive, as its remuneration, a percentage of the remaining production after royalty during each Calendar Year. For this purpose, said remaining production shall be shared between the Government and the Contractor as follows:

Increments of daily production (in Barrels per day)	Government Share	Contractor Share

From 0 to 2000	25%	75%
From 2001 to 5000	30%	70%
From 5001 to 10000	40%	60%
Over 10000	50%	50%

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

For the purpose of this Article 13.4, “daily production” means the average production rate in the Contract Area during the Quarter in question less the portion of production necessary for the recovery of Petroleum Costs.

13.5
Recovery of Petroleum Costs and production sharing shall be done each Quarter on an cumulative basis. Where actual quantities and recoverable Petroleum Costs are not known at the date of calculation, provisional estimates based on the annual work program and budget related to the Calendar Year in question as stipulated in Article 9 above shall be used. Two (2) months before the end of each Calendar Year, the actual amounts regarding recovery of Petroleum Costs and production sharing for said Calendar Year shall be determined as well as any necessary adjustments.

13.6
The Government shall decide whether to take in kind or in cash the remaining share of production to which it is entitled, after the recovery of Petroleum Costs. If the Government decides to take its share of production in kind, in whole or in part, the Minister shall notify the Contractor at least three (3) months before the commencement of each half-year of the Calendar Year, specifying the precise quantity he elects to take during the following half-year of a Calendar Year.

If the Government decides to convert in cash its share of production, in whole or in part, the Contractor shall pay the Government the value of that production calculated according to Article 14 below. That payment shall be made monthly within thirty (30) days after the end of the month to which it relates and the Contractor shall have title on said share of production at the Delivery point.

It is understood that the Contractor shall not enter into any sale commitment relative to the Government’s share of production for a term of more than six (6) months without the Minister’s written consent.

13.7
In the event of Natural Gas production, Petroleum Costs relating to that production shall be recoverable out of said production only. For the purpose of Article 13.5 above, one hundred and sixty five (165) cubic meters of Natural Gas at a temperature of 15 degrees centigrade and pressure of one atmosphere shall be deemed to be equivalent to one (1) Barrel of Crude Oil.

13.8
For the purposes of this Article, the value of Petroleum produced shall be the value established according to Article 14 below.

13.9
Except otherwise agreed, the Contractor shall have title to Petroleum to which it is entitled under this Contract at the Delivery Point.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 14:	VALUATION OF PETROLEUM

14.1
For the purposes of this Contract and, in particular, for the purposes of Article 13 above, the unit selling price of Crude Oil at the Delivery Point shall be denominated in Dollars and calculated each Quarter as follows:

(a)
If Crude Oil from Contract Area is sold to Third Parties by the Contractor, the unit price of Crude Oil shall be calculated on the basis of the weighted average of the F.O.B. destination realized selling prices obtained by the Contractor during said Quarter from Third Parties in sales at arm’s length not involving swap, barter or discount, but taking into account differentials concerning quality, gravity, transportation and terms of payment;

(b)
in the absence of such sales of Crude Oil during said Quarter but if there have been sales of Guinean Crude Oil to Third Parties made by another contractor, the provisions of paragraph (a) above shall apply mutatis mutandis;

(c)
in the absence of sales of Guinean Crude Oil during said Quarter, the unit price of Crude Oil shall be calculated on the basis of the F.O.B. destination realized selling prices obtained during that Quarter on the international market in arm's length transactions for Crude Oils from neighboring countries or from the region, taking into account the conditions of sales as well as differentials concerning quality, gravity, transportation and terms of payment.

For the purpose of this Article, “Third Parties” means any person that is neither an Affiliated Company nor a Party to this Contract.

14.2
A committee directed by the Minister or his representative and consisting of representatives of the administration and representatives of the Contractor shall meet at the request of its chairmen in order to establish in accordance with the provisions of Article 14.1 the unit selling price of Crude Oil produced applicable to each Quarter. The decisions of the committee shall be reached by unanimous vote; the Minister and the Contractor having one vote each.

14.3
If no decision is made by the committee within thirty (30) days from the and of said Quarter, the unit selling price of Crude Oil produced shall be determined by an internationally recognized expert, appointed by mutual agreement between the Parties or, failing such agreement, upon request by the most diligent Party, which shall be notified to the other Party, by the International Center for Technical Expertise from the International Chamber of Commerce. The expert shall determine the price within twenty (20) days from his appointment and his conclusion shall be final and binding upon the Parties.

14.4
Pending the determination of Crude Oil price, the provisional unit-selling price in respect of a Quarter shall be the unit-selling price of the preceding Quarter. Any necessary adjustment shall be made within thirty (30) days after the unit-selling price for the Quarter in question is established.

14.5
For the purpose of this Contract, the value of Natural Gas sold shall be the realized price obtained by the Contractor for the sale of said Natural gas.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 15:	PARTICIPATION

15.1
At the adoption date of the development plan concerning a Commercial Discovery as mentioned above in Article 7.3, the Government can opt to participate in the risks and results of the Petroleum Operations related to that Commercial Discovery.

To this end, the Government can opt at that date to acquire an interest of up to fifteen percent (15%), whether directly or through a nationalized partner as designated by the Government for that purpose.

15.2
The Government shall exercise its option to participate by written notice to the Contractor within three (3) months from the date the development plan is adopted. Such notice shall specify the participating interestGovernment has elected to acquire.

When the Government exercises its option to participate, the entities constituting the Contractor shall transfer, each one in proportion to its participating interest, a percentage of their interest in said Exploitation Area so that the total interest transferred is equal to the level of participation elected by the Government.

15.3
The effective date of the Government participation shall be the date of adoption of the development plan.

15.4
Within three (3) months from the date of notice of the option to participate, the Parties shall negotiate and conclude a joint operating agreement established in accordance with good international petroleum industry practice.

In addition to the customary provisions, that agreement shall contain provisions to implement the following principles:

(a)
the participation shall not imply the establishment of a legal entity;

(b)
the Government shall have a voting right equal to its participating interest with respect to all decisions regarding said Exploitation Area;

(c)
the Government shall, in proportion to its participating interest, dispose of the production received by the Contractor under Articles 13.1 and 13.3 above with respect to said Exploitation Area;

(d)
the Government shall assume, in proportion to its participating interest, its share of all costs and expenses incurred by the Contractor from the effective date of participation with respect to the Petroleum Operations within said Exploitation Areas.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

(e)
the Government shall reimburse the Contractor, in proportion to its participating interest, its share of all costs and expenses incurred by the Contractor with respect to the Petroleum Operations within said Exploitation Area from the date that the participation becomes effective to the option exercise date.

That reimbursement shall be made within three (3) months after the date of notice by the Government of its decision to participate.

(f)
subject to the provisions of Article 11.9 above, the assets acquired for the Petroleum Operations provided for in the joint operating agreement shall be the joint property of the Government and the Contractor, in proportion to their participating interests; and

(g)
the operator on duty upon the date of exercise of the option to participate shall continue to act as operator in accordance with the provisions of the joint operating agreement.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 16:	TAXATION

16.1
The Contractor shall be subject to the direct tax on industrial and trading profits as provided for in the General Income Tax Code (“Code des Contributions Directes”) as well as in Section V of the Petroleum Code.

16.2
For the purposes of the tax legislation of the Republic of Guinea, the share of Petroleum which the Contractor is entitled to take under Article 13.2, 13.3, and 13.4 above shall be deemed to include both the recovery of Petroleum Costs and the net profit after payment of the direct tax on industrial and trading profits of the Contractor under this Contract. The share of production which the Government is entitled to take under Article 13.1, 13.2 and 13.4 above shall therefore include the portion necessary to pay all direct tax on industrial and trading profits due by the Contractor. The Government undertakes to pay and discharge on this portion the direct tax on industrial and trading profits for and on behalf of the Contractor.

For the determination of the taxable income of the Contractor, the annual gross income of the Contractor derived from the sales of the share of Petroleum which the Contractor is entitled to take under Article 13.2, 13.3 and 13.4 above shall be increased by the value of the portion of Petroleum which is necessary for the payment of the direct tax on industrial and trading profits as provided for in this Article.

Within three (3) months after the date the Contractor files its income tax return to the Government, the Minister will furnish the Contractor with proper receipts and other documents certifying that the Contractor has complied with all its tax obligations under this Article.

Nota Bene:
If necessary, the Government would be prepared to consider changes to the wording of this Article in order to prevent possible double taxation problems, provided that such changes do not have adverse financial consequences for the government.

16.3
Expatriate employees of the Contractor and its subcontractors shall be exempt from the general income tax provided for in the General Income Tax Code (“impot general sur le revenu prevu au Code des Contributions Directes”).

16.4
Foreign subcontractors of the Contractor having no permanent establishment in the Republic of Guinea shall be exempt from the direct tax on industrial and trading profits derived from services rendered to the Contractor that are directly necessary for Petroleum Operations.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 17:	OBLIGATION TO SUPPLY DOMESTIC CONSUMPTION

17.1
The Contractor shall have the option to supply by priority the Crude Oil domestic consumption of the Republic of Guinea if the Government is unable to meet that consumption with the share(s) of production to which it is entitled.

17.2
The Minister to the Contractor shall notify the quantity of Crude Oil the Contractor shall have the option to sell to the Republic of Guinea at least three (3) months prior to the commencement of each Quarter. Said quantity shall not exceed the maximum amount calculated for each Quarter according to the following formula:

A	=	B	x	C	-	E
D

where:

A means the maximum amount of Crude Oil the Contractor shall sell to the Government for said Quarter;

B means the domestic consumption of the Republic of Guinea for said Quarter, with the exception of Crude Oil refined for the purpose of its export, if any;

C means the total Crude Oil production from the Contract Area for said Quarter;

D means the total Crude Oil production in the Republic of Guinea for said Quarter;

E means the quantity of Crude Oil produced from the Contract Area during said Quarter and to which the Government is entitled under Articles 13.1, 13.4 and 15.4 above.

For the purposes of this Article, the Government or the national Company when they participate in Petroleum Operations as provided for in Article 15 above shall be considered as entities constituting the Contractor.

17.3
When the Contractor supplies Crude Oil to the Government for domestic consumption in the Republic of Guinea, the price paid by the Government shall be determined in accordance with the provisions of Article 14 above.

Such sales shall be invoiced monthly to the Government and shall be paid in Dollars within two (2) months after the receipt of the invoice, unless otherwise agreed by the Parties.

Any late payment shall bear interest at a rate determined by average lending rates normally charged by local banks at that time, from the date said payment should have been paid.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLES 18:	SUPERVISION AND INSPECTION OF PETROLEUM OPERATIONS

18.1
The Contractor shall provide the Minister as soon as practicable all details of projected Petroleum Operations, such as geological survey, seismic survey, commencement of drilling, installation of a platform, etc... In the event the Contractor decides to abandon a well, it shall so notify the Minister.

18.2
One or more duly authorized representatives of the Minister shall have the right, at reasonable intervals, to inspect the facilities, equipment, material, records and books related to Petroleum Operations, provided that such inspection shall not unduly delay the proper conduct of said operations.

18.3
In order to permit the exercise of the above-mentioned rights, the Contractor shall provide to the representatives of the Minister reasonable assistance as regards, inter alia, transportation and accommodation. Transportation and accommodation costs and expenses directly connected with the supervision and inspection shall be borne by the Government.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 19:	INFORMATION AND REPORTS

19.1
The Contractor shall record and keep in accordance with good international petroleum industry practice all information and data resulting from Petroleum Operations and, as soon as practicable, shall furnish to the Minister a copy of all information, data, documents, reports and interpretations obtained or prepared in the course of Petroleum Operations, and consisting of, inter alia:

(a)
geological studies and synthesis reports as well as the maps and documents related thereto;

(b)
geophysical studies, measurements and interpretation reports, along with the maps, profiles, sections and other documents related thereto and, upon request by the Minister, a copy of the records made. In any event, the Minister shall be supplied with these records at the expiry of the Contract;

(c)
the well location reports, well completion reports, measurements, analyses or other results concerning any activity charged to the Petroleum Costs account under this Contract.

The Contractor shall also supply the Minister with a representative portion of the cores, cutting and samples of fluids produced during production tests.

All maps, sections, profiles and all other geophysical or geological documents shall be delivered to the Minister on transparent media suitable for use in later reproduction.

At the Minister’s request, the Contractor shall communicate to him all other information in its possession relating to Petroleum Operations.

19.2
In addition, the Contractor shall prepare and furnish to the Minister the following periodic reports:

(a)
daily reports concerning drilling and production activities;

(b)
weekly reports on geophysical activities;

(c)
within thirty (30) days from the end of each Quarter, a report concerning Petroleum Operations during the previous Quarter and which shall contain, inter alia, a detailed description of Petroleum Operations carried out and a detailed statement of Petroleum Costs incurred;

(d)
within sixty (60) days from the end of each Calendar Year, or on any other date agreed by the Parties, a report concerning Petroleum Operations carried out during the previous Calendar Year and which shall contain, inter alia, a detailed description of Petroleum Operations carried out and a detailed statement of Petroleum Costs incurred.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

19.3
All reports, documents and data the Minister is provided for by the Contractor under this Article shall be considered as confidential for five (5) years after their submission.

However, the Minister may supply his employees or persons acting on his behalf with such information, and these persons shall abide by the above confidentiality clause. In addition, the Minister may use any information obtained, for the purpose of preparing and publishing such reports as may be required by applicable laws as well as reports of a general nature.

Notwithstanding the foregoing provisions, the Minister may publish any information that relates to an area on which the Contractor has no longer exclusive rights.

19.5
The Contractor shall give notice to the Minister of any discovery of mineral substances.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 20:	ACCOUNTING AND PAYMENTS

20.1
The Contractor shall keep accounts in accordance with the regulations in force.

20.2
The registers and accounting books shall be kept in the French language and in Dollars. Such registers shall be used, inter alia, to establish the amount of Petroleum Costs, the recovery of said costs, the production sharing and for the filing of the Contractor’s tax return.

For informational purposes only, the accounts and balance sheets may be also kept in Guinean Francs.

20.3
Whenever it is necessary to convert into a currency the expenses and receipts expressed in another freely convertible currency, the expenses and receipts shall be valued on the basis of the arithmetical average of the daily closing rates for the sale of said currency during the month when the expenses were paid and the receipts collected.

The exchange rates to be applied in order to make the conversions provided for in this Article shall be those quoted on the Paris foreign exchange market.

20.4
The registers and accounting books shall be materially supported by detailed documents proving the expenses and receipts of the Contractor under this Contract.

20.5
The government shall have the right to examine and audit the registers and accounting books concerning Petroleum Operations and shall have four (4) years following the end of an accounting year to carry out examination or audit and to submit to the Contractor any discrepancy or error encountered during that examination or audit.

The absence of a claim by the Government within the above-mentioned four (3) years' period shall terminate the right for the Government to make any objection, contestation or claim in respect of the accounting year in question.

20.6
All sums due to the Government or the Contractor under this Contract shall be paid in Dollars or other convertible currency agreed to by the Parties.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 21:	IMPORTS AND EXPORTS

21.1
Subject to the provisions of Article 10 above, the Contractor and its subcontractors shall have the right to import into the Republic of Guinea:

(a)
the equipment, machinery and vehicles necessary for Petroleum Operations, all import duties and taxes on which shall be suspended;

(b)
the materials, spare parts and consumable items necessary for Petroleum Operations, exempt from all import duties and taxes.

21.2
The expatriate employees of the Contractor and its subcontractors as well as their families shall have the right to import into the Republic of Guinea.

(a)
personal effects and household goods as well as the foodstuffs they need, free of all import duties and taxes,

(b)
one (1) automobile per expatriate employee for his own use, in respect of which all import duties and taxes, shall be suspended.

21.3
Subject to the provisions of Article 10 above, the Contractor, its subcontractors, their expatriate employees and their families may export from the Republic of Guinea, free of all export duties and taxes, the goods imported under Articles 21.1 and 21.2 above which are no longer needed for Petroleum Operations.

21.4
The goods imported under Articles 21.1 and 21.2 above which are no longer directly assigned to the Petroleum Operations or to the personal use of the expatriate employees may be sold in the Republic of Guinea by the Contractor, its subcontractors, or their expatriate employees, provided however that prior notice is given to the Minister. In this case, the seller shall fulfill all formalities prescribed by the Customs regulations in force and shall pay the duties and taxes which are applicable at the date of transaction, except if the aforementioned goods are transferred to other holders of Petroleum contracts concluded with the Government or a national company.

21.5
During the term of this Contract, the Contractor shall have the right to freely export, at the point exportation chosen for this purpose, exempt from all export duties and taxes, the share of Petroleum to which the Contractor is entitled under the provisions of this Contract.

21.6
All imports and exports made under this Contract shall be subject to the formalities required by customs.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 22:	FOREIGN EXCHANGE CONTROL

22.1
The Contractor shall be subject to foreign exchange control regulations in force in the Republic of Guinea, it being however understood that the Government guarantees during the term of this Contract, to the Contractor and its subcontractors, and only with respect to Petroleum Operations under this Contract, the following benefits:

(a)
the right to open and operate bank accounts outside the Republic of Guinea;

(b)
the right to receive, retain on those foreign accounts all funds acquired or borrowed abroad, including the proceeds of sales of Petroleum made by the Contractor, within the limit of the amounts which exceed their domestic requirements concerning their operations in the Republic of Guinea, as well as the right to freely dispose of such excess funds abroad;

(c)
the right to freely remit outside the Republic of Guinea the proceeds of sales of Petroleum to which the Contractor is entitled under this Contract, the dividends and other proceeds of any kind arising from Petroleum Operations;

(d)
the right to pay directly abroad the enterprises which provide for goods and services necessary to carry out Petroleum Operations; and

(e)
with respect to carry out of Petroleum Operations, the right to convert national currency and foreign convertible currencies, through banks and agents installed in the Republic of Guinea and duly authorized, at exchange rates which are no less favorable to the Contractor or its subcontractors than either the daily rate or the rate generally applicable in the Republic of Guinea to other enterprises on the day the exchange transactions occur.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 23:	ASSIGNMENTS AND TRANSFERS

23.1
The Contractor, or each entity constituting the Contractor, shall not assign part or all of its rights and obligations arising from this Contract without the prior approval of the Minister.
Within thirty (30) days after notice to the Minister of the intended assignment, the assignment shall be approved or disapproved by the Minister.

Upon approval, the assignee shall be bound by the terms and conditions of this Contract.

23.2
If the Contractor, or an entity constituting the Contractor notifies the Minister an intended assignment to an Affiliate, the Minister shall authorize that assignment, provided that the assignor accepts to be bound by the terms and conditions of this Contract.

23.3
In accordance with the provisions of Article 11.5 above, where a partial assignment is notified, the Contractor and the assignor shall be jointly and severally liable for all obligations hereunder as from the date of such authorization.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 24:	SURRENDER AND TERMINATION

24.1
The Contractor, upon giving three (3) months' prior notice to the Minister, may at any time surrender its rights with respect to the entire Contract Area or any portion thereof, subject to the provisions of Article 24.2 below.

In case of the surrender of a part only of the Contract Area, the provisions of Article 5.2 above shall apply.

A surrender during an exploration period shall not reduce the exploration work and financial obligations for that exploration period as provided for in Article 4 above.

24.2
In addition, the Contractor, upon giving twelve (12) months' prior notice to the Minister, may at any time surrender its rights in respect of whole or part of an Exploitation Area, provided however that all the obligations under this Contract have been fulfilled at the date of surrender.

24.3
A surrender pursuant to Article 24.1 and 24.2 above, shall not exempt the Contractor of any obligation under this Contract incurred before the effective date of such surrender.

24.4
Subject to the provisions of Article 24.3 above, surrender in respect of the whole Contract Area shall terminate this Contract.

24. 5
The Government may terminate this Contract in any of the following events:

(a)
material breach by the Contractor of the provisions of the Petroleum Code or this Contract;

(b)
failure of the Contractor to make a payment to the Government for a period exceeding three (3)
months;

(c)
failure of the Contractor to comply, within the prescribed period laid down with any final arbitrated award rendered in accordance with the provisions of Article 27 below; or

(d)
bankruptcy, creditor workout agreements (adjustments to creditor accounts) or liquidation of assets of the Contractor.

Except in respect of paragraph (d) above, the Government will pronounce the termination only after having given the Contractor notice to remedy such default within three (3) months from the date of such notification. Should there be no remedy within the prescribed period, the Government may terminate the Contract.

Any dispute as to whether any grounds exist to justify the termination pronounced by the Government may be subject to arbitration under Article 27 below. In the case of any such dispute, this Contract shall remain in force until the execution by the Parties of the arbitral award, without prejudice to the provisions of Article 24.3 above.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 25:	FORCE MAJEURE

25.1
Where either Party is prevented from performing its Contractual obligations (other then the obligations to make payments of money) or may only perform them with delay, the non-performance or delay in performance shall not be considered as a breach to this Contract if such non-performance or delay is caused by a case of Force Majeure and provided however that there is a direct link between the non-performance and the case of Force Majeure invoked.

25.2
For the purposes of this Contract, may be considered as a case of Force Majeure any event unforeseeable and beyond the control of a Party, such as earthquake, strike, riot, insurrection, civil war, sabotage, act of war or conditions resulting from war. The intent of the Parties is that Force Majeure shall be interpreted in conformity with the principles and customary rules of international law.

25.3
When either Party considers it is prevented from performing any of its obligations by the occurrence of a case of Force Majeure, such Party shall:

(a)
forthwith notify the other Party of the occurrence thereof and state the reasons therefore;

(b)
take all actions which ere useful and necessary to permit the normal resumption of the performance of the concerned obligations upon termination of the event constituting the case of Force Majeure.

25.4
If as a result of Force Majeure, the performance of any contractual obligation is delayed, that delay together with such period as may be necessary for the repair of any damage caused during such delay shall be added to the period allowed in this Contract for the performance of that obligation, as well as to the duration of this Contract.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 26:	APPLICABLE LAW AND STABILITY OF CONDITIONS

26.1
The laws of Guinea shall apply to this Contract, to operations made under this Contract, to individuals and entities that intervene in this respect within the territory of the Republic of Guinea.

26.2
The Contractor shall be subject at any time to the laws and regulations in force in the Republic of Guinea.

26.3
This Contract is executed by the Parties in accordance with the laws and regulations in force at the date of its signing, and on the basis of the provisions of said laws and regulations, as regards, inter alia, the economic, fiscal and financial provisions of this Contract.
Consequently, where new laws and regulations modify the provisions of the laws and regulations in force at the date of signing of this Contract and where such modifications shall bring about a material change concerning the respective economic situation of the Parties resulting from the original provisions of this Contract, the Parties shall in good faith enter into an agreement with a view to modifying these provisions in order to restore the economic balance as intended at the signing of this Contract.

In the event the Parties, in spite of their efforts, are unable to reach an agreement, the provisions of Article 27 below shall apply.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 27:	SETTLEMENT OF DISPUTES

27.1
In the event of any dispute between the Government and the Contractor arising out of, or in relation to, or in connection with, the interpretation or execution of the provisions of this Contract, the Parties shall make their best efforts to settle such dispute amicably.

If no settlement is reached by the Parties within three (3) months after the date of notice of the dispute by either Party to the other, the dispute shall, at the request of the most diligent Party, be referred for arbitration to the International Center for Settlement of Investment Disputes in accordance with the rules set forth by the Convention on the Settlement of Investment Disputes between States and Nationals of Other States signed and ratified by the Government of the Republic of Guinea.

27.2
The place of arbitration shall be London (England), the French and English language shall be used in the arbitration proceedings, and the applicable law shall be the principles and rules of international law applicable on the subject.

The Parties shall execute the award of the arbitral tribunal without appeal or any other remedy.

27.3
The Parties shall conform in any circumstances to any measure prescribed or recommended by the arbitrators, being understood that any request to arbitration shall suspend the contractual provisions concerning the subject matter of the dispute but all other rights and obligations of the Parties arising from the other provisions of this Contract shall not be suspended.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 28:	NOTICES

28.1
Any notice or other communication regarding this Contract shall be in writing and shall be considered as received as soon as they are delivered by hand, by registered mail with acknowledgement of receipt, or sent by telegram, facsimile or telex to the following addresses:

-	to the Government:

Dr. Alpha Mady Soumah
Le Ministre - Cabinet Parti

-	to the Contractor:
USOil Corporation
6676 Southwest Freeway, Suite 600
Houston, Texas 770774
USA

FAX 7137870675

28.2
The Government and the Contractor may at any time change its authorized representative or its address herein on giving the other at least ten (10) days notice in writing to such effect.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 29:	MISCELLANEOUS PROVISIONS

29.1
Headings in this Contract are inserted for purposes of convenience and reference and in no event shall define, restrict or describe the scope or object of the Contract or of any of its clauses.

29.2
Appendix A which are attached are an integral part of this Contract.

29.3
This Contract shall not be modified except in writing and with the mutual agreement of the Parties.

29.4
Any waiver of the Government concerning the performance of an obligation of the Contractor shall be in writing and signed by the Minister, and no waiver shall be implied if the Minister does not exercise a remedy under this Contract.

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

ARTICLE 30:	EFFECTIVE DATE

30.1
This Contract shall be effective on December 2, 2002.

IN WITNESS WHEREOF, the Parties have signed this Contract in 6 copies.

Conakry:	2002

(Seal)
For the Republic of Guinea:
Dr. Alpha Mady SOUMAH
Ministre-Director de Particuleir
President de la Republic de Guinea
Date: _________, 2002

(Seal)
For the Contractor:
Date: _________, 2002

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

APPENDIX A #1

Attached to and made part of this Contract between the Government of the Republic of Guinea and the Contractor.

CONTRACT AREA

The Contract Area for the First Exploration Period represented on the attached map consists of an area deemed equal to around 65,000 sq.km.

The points indicated on this map are defined hereinafter with reference to the Greenwich meridian

Point A:	10^49’55”N	15^10’33”W
Point B:	10^39’49”N	15^20’32”W
Point C:	10^39’49”N	15^34’16”W
Point D:	09^23’27”N	17^26’00”W
Point E:	08^10’30”N	14^21’12”W
Point F:	08^55’23”N	13^30’07”W
Point G:	10^10’38”N	14^30’00”W

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002

APPENDIX A #2

CONTRACT AREA MAP AND COORDINATES
Contract Area: First Exploration Period

GUINEA-BISSAU
A
B
C
D
E
F
G
ATLANTIC OCEAN
REP. OF GUINEA
SIERRA LEONE
ORDOVICIAN/
SILURIAN OUTCROPS
Boké
ORDOVICIAN
OUTCROPS
Boffa
ORDOVICIAN
OUTCROPS
ORDOVICIAN
OUTCROPS
Dubreka
ERUPTIVE/
VOLCANIC
ROCKS
CONAKRY
0
50
100 KM
17° 00' W
16° 30'
16° 00'
15° 30'
15° 00'
14° 00'
13° 30'

Description

Point **A**:	10º 49' 55" N	15º 10' 33" W
Point **B**:	10º 39' 49" N	15º 20' 32" W
Point **C**:	10º 39' 49" N	15º 34' 16" W
Point **D**:	09º 23' 27" N	17º 26' 00" W
Point **E**:	08º 10' 30" N	14º 21' 12" W
Point **F**:	08º 55' 23" N	13º 30' 07" W
Point **G**:	10º 10' 38" N	14º 30' 00" W

Royalty and Production Sharing Agreement between Republic of Guinea and USOil Corporation 2002